UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2011 (August 23, 2011)

MARTHA STEWART LIVING OMNIMEDIA, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-15395	52-2187059
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 West 26th Street New York, NY	10001
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 827-8000

Not applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As disclosed in the Current Report on Form 8-K filed on July 29, 2011, Martha Stewart Living Omnimedia, Inc. (the “Company”)  and Charles A. Koppelman modified the terms of Mr. Koppelman’s employment agreement such that his employment would end on the earlier of December 31, 2011 or the date on which the President and Chief Operating Officer of the Company began to report directly to the Board of Directors of the Company (the “Board”), a date defined as the “Transition Date” in the modified agreement. On August 23, 2011, the Board determined that the Transition Date would occur on September 15, 2011.  On the Transition Date, Mr. Koppelman will become entitled to receive the compensation previously disclosed in the July 29, 2011 Current Report on Form 8-K. Mr. Koppelman will continue in his current role on the Board.

In addition, on the Transition Date, Lisa Gersh, the Company’s President and Chief Operating Officer, will assume the certification and signatory authority typically held by the principal executive officer for Securities and Exchange Commission purposes.   Ms. Gersh’s biography was previously disclosed in the Current Report on Form 8-K filed on May 31, 2011.

There is no family relationship between Ms. Gersh and any director or executive officer and, outside of her current employment arrangements, she is not a party to any current or proposed transaction with the Company for which disclosure is required under Item 404(a) of Regulation S-K.  Ms. Gersh’s compensation arrangements were previously disclosed in the May 31, 2011 Current Report on Form 8-K.

On August 23, 2011, the Company and Peter Hurwitz also agreed that he would step down as General Counsel.  Mr. Hurwitz has agreed to provide transition services to the Company through at least October 1, 2011, at which time he will be entitled to receive the compensation previously disclosed in the Proxy Statement for the Company’s 2011 Annual Meeting of Stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARTHA STEWART LIVING OMNIMEDIA, INC.

Date: August 26, 2011	By:	/s/ Charles A. Koppelman

Principal Executive Officer